SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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SYNUTRA INTERNATIONAL, INC.
(Name of Registrant As Specified In Its Charter)

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Synutra International, Inc.
2275 Research Blvd., Suite 500
Rockville, Maryland 20850

To our Stockholders:

The purpose of this letter is to inform you that we intend to complete the following actions:

•	ACTION ONE: Amend and restate Synutra’s Certificate of Incorporation;

•	ACTION TWO: Adopt the Synutra International, Inc. 2008 Stock Incentive Plan; and

•	ACTION THREE: Amend and restate Synutra’s Bylaws.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
AND NO STOCKHOLDER MEETING WILL BE HELD
TO CONSIDER ANY MATTER DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Pursuant to Section 228 of the Delaware General Corporations Law, the actions contemplated in the accompanying Information Statement may be accomplished with the approval of our Board of Directors and the written consent of our majority stockholder in lieu of a meeting of stockholders. Therefore, we are not asking for a proxy and you are not required to send one.

The accompanying Information Statement is for informational purposes only, and explains: (i) the amendment and restatement of our Certificate of Incorporation; (ii) the Synutra International, Inc. 2008 Stock Incentive Plan; and (iii) the amendment and restatement of our Bylaws. Please read the accompanying Information Statement carefully.

The action to adopt the 2008 Stock Incentive Plan, if not revoked or terminated, will not become effective until twenty (20) calendar days after the date this Information Statement is first sent or given to our stockholders. The action to amend and restate our Certificate of Incorporation, if not revoked or terminated, will not become effective until twenty (20) calendar days after the date this Information Statement is first sent or given to our stockholders and the date of filing of the Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which will occur immediately thereafter.

By Order of the Board

June __, 2008

By:  /s/ Liang Zhang

Mr. Liang Zhang
Chairman of the Board

Synutra International, Inc.
2275 Research Blvd., Suite 500
Rockville, Maryland 20850
___________________

INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C THEREUNDER
____________________

INTRODUCTION

This information statement (this “Information Statement”) will be mailed on or about June _____, 2008 to the stockholders of record of Synutra International, Inc., a Delaware corporation (the “Company”), at the close of business on June 11, 2008 (the “Record Date”). This information statement is sent to you for informational purposes only. No action is requested on your part. We are furnishing this Information Statement to our stockholders to inform you of the approval by the Board of Directors of the Company (the “Board”), at a meeting of the Board on June 11, 2008 (the “Board Approval”), and by written consent of the Company’s majority stockholder, dated June 11, 2008, in lieu of a special meeting of stockholders (the “Stockholder Consent”), pursuant to Section 228 of the Delaware General Corporations Law (the “DGCL”), of the actions set forth below (the “Actions”):

•
ACTION ONE: Approval of the amendment and restatement of the Company’s Certificate of Incorporation to: (i) implement a staggered Board of Directors with three classes; (ii) clarify the rights of holders of the Company’s common stock, par value $0.0001 (the “Common Stock”); (iii) clarify the Board’s authority with respect to the Company’s preferred stock, $0.0001 (the “Preferred Stock”); (iv) increase the minimum size of the Board to four (4); and (v) make any such other changes to the Certificate of Incorporation as are necessary and/or incidental to the foregoing (the “Charter Amendments”);

•	ACTION TWO: Approval of the adoption of the Synutra International, Inc. 2008 Stock Incentive Plan (the “2008 Plan”); and

•
ACTION THREE: Approval of the amendment and restatement of the Company’s Bylaws to: (i) revise the advance notice provision for stockholder business and stockholder nominees to be presented at an annual meeting of stockholders; (ii) provide for plurality voting with respect to the election of directors; (iii) authorize the issuance of uncertificated shares; (iv) authorize the adoption of a Rights Plan by the Board of Directors; and (v) make any such other changes to the Bylaws as are necessary and/or incidental to the foregoing (the “Bylaw Amendments”).

The Stockholder Consent was executed by the holder of at least a majority of the issued and outstanding shares of Common Stock entitled to vote on the matters set forth herein.

The action to adopt the 2008 Stock Incentive Plan, if not revoked or terminated, will not become effective until twenty (20) calendar days after the date this Information Statement is first sent or given to our stockholders. The action to amend and restate our Certificate of Incorporation, if not revoked or terminated, will not become effective until twenty (20) calendar days after the date this Information

Statement is first sent or given to our stockholders and the date of filing of the Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which will occur immediately thereafter.

VOTING INFORMATION

As of the Record Date, we had authorized 250,000,000 shares of Common Stock, of which 54,000,713 shares were issued and outstanding.   Each share of common stock has one vote.

As of the Record Date of June 11, 2008, Beams Power Investment Limited, a British Virgin Islands company (“Beams”), owned 36,000,000 shares of Common Stock, representing 66.67% of all the Common Stock issued and outstanding. On June 11, 2008, Beams executed the Stockholder Consent: (i) authorizing the Company to amend its Articles of Incorporation and (ii) approving the 2008 Plan.

The Stockholder Consent satisfies the stockholder approval requirement pursuant to Section 228 of the DGCL for the actions to amend and restate the Certificate of Incorporation and adopt the 2008 Stock Incentive Plan. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the actions will not be effective until a date at least 20 days after the date on which this Information Statement has been mailed to stockholders. We anticipate that these actions will be effected on or about the close of business on _____________, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Common Stock is the only outstanding class of voting securities of the Company. The following table sets forth, as of January 26, 2008, the number and percentage of shares of Common Stock beneficially owned by (i) each person known to Synutra to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of Synutra, (iii) each Named Executive Officer, and (iv) all directors and executive officers of Synutra as a group. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by him or her, subject to community property laws where applicable.

Percentage of class is based on 54,000,713 shares of common stock outstanding as of January 26, 2008. Unless otherwise noted below, the business address of the persons listed on the table is 2275 Research Blvd., Suite 500, Rockville, Maryland 20850.

Name	Number of Shares Beneficially Owned (1)(2)	Percentage of all Common Stock Outstanding (3)
OFFICERS AND DIRECTORS

Liang Zhang, Director and Chief Executive Officer(1)	36,000,000	66.67%
Lawrence Lee, Chief Financial Officer	—	—
Weiguo Zhang, President and Chief Operating Officer	2,000	*
William W. Wu, Director and President of Marketing and Sales	—	—
Jinrong Chen, Director	—	—
Yiu-Chun Chan, Director	—	—
Lei Lin, Director	—	—
Xisen Mu, President of Production	—	—
All Officers and Directors as a Group	36,002,000	66.67%

PRINCIPAL STOCKHOLDER

Warburg Pincus Private Equity IX, L.P.(2)	4,000,000	7.41%

*	Less than 1%.

(1)
Includes 36,000,000 shares owned by Beams Power Investment Limited, or Beams, a British Virgin Islands company. Liang Zhang has dispositive and voting power over investments by Beams. Liang Zhang’s wife, Xiuqing Meng, is the sole shareholder and director of Beams.

(2)
According to a Schedule 13D filed by Warburg Pincus Private Equity IX, L.P., or WP IX with the SEC on June 20, 2007, Warburg Pincus IX LLC, or WP IX LLC is the sole general partner of WP IX. Warburg Pincus Partners LLC, or WP Partners, is the sole managing member of WP IX LLC, and Warburg Pincus & Co., or WP, is the sole managing member of WP Partners. Charles R. Kaye and Joseph P. Landy are general partners of WP and managing members and co-presidents of Warburg Pincus LLC, or WP LLC, which manages WP IX. WP, WP Partners, WP IX LLC, WP IX and WP LLC are collectively referred to as the “Warburg Pincus Entities.” Messrs. Kaye and Landy may be deemed to indirectly beneficially own the shares held by WP IX because of their affiliation with the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of the shares held by WP IX except to the extent of their pecuniary interest therein. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York, 10017.

ACTION ONE
CHARTER AMENDMENTS

Summary

Pursuant to the Board Approval and the Stockholder Consent, the Company has received the requisite Board approval and stockholder votes to amend and restate the Certificate of Incorporation of the Company (the “New Charter”), a copy of which is included with this Information Statement as Appendix A, to:

•	implement a staggered Board of Directors with three classes;

•	clarify the rights of holders of the Company’s Common Stock;

•	clarify the Board’s authority with respect to the Company’s Preferred Stock;

•	increase the minimum size of the Board to four (4) directors; and

•	make such other changes to the Certificate of Incorporation as are necessary and/or incidental to the foregoing.

The action to amend and restate our Certificate of Incorporation, if not revoked or terminated, will not become effective until twenty (20) calendar days after the date this Information Statement is first sent or given to our stockholders and the date of filing of the Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which will occur immediately thereafter.

The following summary of the Charter Amendments is qualified in its entirety by reference to the full text of the New Charter, which you are encouraged to read in its entirety.

Staggered Board

The election of directors is currently governed by our Bylaws, which provides that all directors are to be elected annually for a term of one year, to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. In connection with the approval of the New Charter, the Certificate of Incorporation will be amended and restated to provide for the division of the Board into three (3) classes to allow for staggered terms of office, with one class of directors elected each year and each director so elected serving for a term of three (3) years. Section 141(d) of the Delaware General Corporation Law permits either the certificate of incorporation or the bylaws of a corporation to provide for the classification of directors for staggered terms of office. Neither the Company’s Certificate of Incorporation nor its Bylaws, in their current form, contain any such provision.

The amendment provides for the creation of three (3) classes of directors, as nearly equal in size as possible. Upon their initial election, each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected or until such director’s successor shall have been duly elected and qualified, provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting date next following the end of calendar year 2008, the directors first elected to Class II shall serve for a term ending on the second annual meeting date next following the end of calendar year 2008, and the directors first elected to Class III shall serve for a term ending on the third annual meeting date next following the end of calendar year 2008. The result of this process is that approximately one-third (1/3) of the Board will be up for election each year. Should a vacancy occur or be created on the Board, such vacancy shall be filled by a majority vote of the then serving directors, and such newly appointed director shall serve until the end of the term of such class.

The Board believes that a staggered board serves the best interests of the Company and its stockholders by promoting the continuity and stability of the Company and its business. By implementing a staggered election of directors, the Company can ensure that, at any given time, at least a majority of the directors will have had prior experience on the Board. The Board also believes that classification may enhance the Company’s ability to attract and retain well-qualified individuals who are able to commit the necessary time and resources to understand the Company, its business affairs and operations. The continuity and quality of leadership that results from a staggered Board should, in the opinion of the Board, promote the long-term value of the Company. Staggered terms for directors may also moderate the pace of change in the Board by extending the time required to elect a majority of directors from one to two annual meetings of stockholders. This delay is designed to reduce the vulnerability of the Company to unsolicited takeover attempts and attempts to compel the Company’s restructuring or otherwise force it into an extraordinary transaction. The Board believes that this delay also serves the best interests of the Company and its stockholders by encouraging potential acquirors to negotiate with the Board rather than act unilaterally. The Board believes that under most circumstances it will be able to obtain the best terms for the Company and the stockholders if it is in a position to negotiate effectively on their behalf.

The implementation of a staggered board is not in response to any specific effort of which the Company is aware to accumulate the Company’s stock or to obtain control of the Company through a proxy solicitation in opposition to management.

Although the creation of a staggered board of directors is designed as a protective measure for the Company’s stockholders, the creation of a staggered board of directors may have the effect of preventing stockholders from realizing an opportunity to sell their shares of capital stock at higher than market prices by deterring unsolicited tender offers or other efforts to obtain control of the Company.

In addition, staggered board provisions will generally delay, deter or impede changes in control of the Board or the approval of certain stockholder proposals that might have the effect of facilitating changes in control of the Board, even if the holders of a majority of the Company’s voting securities believe the changes or actions would be in the best interests of the Company and its stockholders. For example, classifying the Board would operate to increase the time required for someone to obtain control of the Company without the cooperation or approval of the incumbent Board, even if that person holds or acquires a majority of the voting power.

Section 141(k)(1) of the DGCL provides that, unless a corporation’s certificate of incorporation specifically provides otherwise, if a corporation has a staggered board, the directors of the corporation may only be removed by the stockholders for cause. The Certificate of Incorporation does not have a provision allowing stockholders to remove directors without cause. The inability of stockholders to remove directors without cause will make the removal of any director more difficult (unless cause is readily apparent), even if a majority of the stockholders believe removal is in their best interest.

The Board considered the potential adverse impact of this Charter Amendment and concluded that such adverse effects are outweighed by the benefits this Charter Amendment would afford the Company and its stockholders.

Common Stock and Preferred Stock

The New Charter more fully describes the rights of the holders of the Common Stock, as well as the authorized powers of the Board with respect to the Preferred Stock of the Company.

Common Stock. The Certificate of Incorporation will be amended in order to more fully disclose the rights of the holders of the Common Stock, including, but not limited to: (i) that the Common Stock is junior to the Preferred Stock; (ii) that except as specifically otherwise required by law, at every meeting of the stockholders and for any permitted or required action effected by a written consent of the stockholders of the Company, the holders of Common Stock shall be entitled to one (1) vote per share on all matters either presented for a vote of the stockholders of the Company or presented for such a written consent; (iii) that in the event dividends are declared and paid, the holders of Common Stock shall be entitled to receive such dividends pro rata according to their respective holdings of shares of Common Stock; and (iv) that subject to the rights of the Preferred Stock, in the event of any liquidation of the Company, all remaining assets of the Company shall be distributed to holders of the Common Stock pro rata at the same rate per share of Common Stock according to their respective holdings of shares of the Common Stock.

Preferred Stock. The Certificate of Incorporation will be amended in order to more fully disclose the specific authorities of the Board over the Preferred Stock of the Company. The New Charter will provide that the authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following: (i) the designation of a series of Preferred Stock; (ii) the number of shares initially constituting such series; (iii) the increase, and the decrease of the number of shares constituting such series to a number not less than the number of the then outstanding shares of such series; (iv) the rates, conditions, preferences, and accumulation of dividends; (iv) the redemption of shares; (v) the rights of holders, in the event of a voluntary or involuntary liquidation; (vi) voting rights; (vii) the establishment of a sinking fund for the redemption of shares; (viii) conversion and exchange rights; and (ix) any other relative rights, preferences and limitations of such series. The ability of the Board to determine the number of shares in a series, and to increase and decrease the number of shares constituting such series, could potentially decrease the amount of earnings and assets available for distribution to holders of shares of common stock. In addition, such authority may also adversely affect the rights and powers, including voting rights, of such stockholders and may have the effect of delaying, deterring or preventing a change in control of the Company. At this time, the Company has no plans, proposals or arrangements to issue shares of preferred stock in connection with an acquisition or financing transaction.

Board Size

The New Charter will provide that the number of the Company’s directors will be not less than four (4) nor more than ten (10) and that the exact number of directors will be fixed from time to time exclusively by the Board, by a resolution adopted by the majority of the Board. The Bylaws contain a similar provision which will be amended to conform to the New Charter. The effect of such a provision is that the stockholders of the Company, acting on their own, will not have the power to amend the Bylaws for the purpose of increasing the size of the Board and fill the new directorships with their own representatives. The Company believes that it is important to reinforce the classified board provision in this way in order to protect against potentially abusive takeover tactics and efforts to acquire control of the Company at a price or on terms that are not in the best interests of all stockholders. Protecting the classified board structure will help ensure that the incumbent board of directors will be given the time and opportunity to evaluate any proposals for acquisition of control of the Company and assess and develop alternatives in a manner consistent with their responsibility to the Company’s stockholders, without the pressure created by the threat of imminent loss of control.

The Board considered the potential adverse impact of this Charter Amendment and concluded that such adverse effects are outweighed by the benefits this Charter Amendment would afford the Company and its stockholders.

ACTION TWO
2008 STOCK INCENTIVE PLAN

Summary

Pursuant to the Board Approval and the Stockholder Consent, the Board and the Company’s majority stockholder, pursuant to the requisite vote under DGCL Section 228, approved the 2008 Plan, a copy of which is included with this Information Statement as Appendix B. The actions to adopt the 2008 Stock Incentive Plan, if not revoked or terminated, will not become effective until twenty (20) calendar days after the date this Information Statement is first sent or given to our stockholders.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2008 Plan are an important attraction, retention and motivation tool for participants in the plan.

The following summary of the 2008 Plan is qualified in its entirety by reference to the full text of the 2008 Plan, which you are encouraged to read in its entirety.

Description of the 2008 Stock Incentive Plan

Purpose. The purpose of the 2008 Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. The Board or one or more committees appointed by the Board will administer the 2008 Plan. The Board has delegated general administrative authority for the 2008 Plan to the Compensation Committee.  A committee may delegate some or all of its authority with respect to the 2008 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2008 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2008 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•
to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2008 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the 2008 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, all officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s non-employee directors, are considered eligible under the 2008 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan is 12,500,000 shares. The following other limits are also contained in the 2008 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 12,500,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 200,000 shares.

•
“Performance-Based Awards” under Section 5.2 of the 2008 Plan payable only in cash and not related to shares and granted to any participant in any one calendar year will not provide for payment of more than $1,500,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2008 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2008 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will again be available for subsequent awards under the 2008 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2008 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2008 Plan. In addition, the 2008 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2008 Plan. The Company may not increase the applicable share limits of the 2008 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2008 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2008 Plan. The 2008 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2008 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2008 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of the Company’s common stock on the date of grant if the option or stock appreciation right will be treated as a full-value award under the share-counting rules for the 2008 Plan described above.

The other types of awards that may be granted under the 2008 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2008 Plan as described below.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2008 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2008 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger,

business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2008 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2008 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2008 Plan, awards under the 2008 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2008 Plan, are not made for value.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2008 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2008 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2008 Plan. The Board may amend or terminate the 2008 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2008 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board, the authority to grant new awards under the 2008 Plan will terminate on June 10, 2018. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2008 Plan

The U.S. federal income tax consequences of the 2008 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2008 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2008 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2008 Stock Incentive Plan

The Company is not currently considering any specific award grants under the 2008 Plan.

The closing market price for a share of the Company’s Common Stock as of June 10, 2008 was $30.40 per share.

EQUITY COMPENSATION PLAN INFORMATION

The Company does not currently maintain any equity compensation plans, and therefore, no table is included herein concerning the Company’s equity compensation plans.

ACTION THREE
BYLAW AMENDMENTS

Summary

Under the terms of the Company’s existing Certificate of Incorporation, the Board has the power to amend the Bylaws without stockholder approval. Thus, pursuant to the Board Approval, the Board has amended and restated the Bylaws of the Company (the “New Bylaws”), a copy of which is included with this Information Statement as Appendix C, to:

•	require advance notice of stockholder business and stockholder nominees to be presented at an annual meeting of stockholders;

•	provide for plurality voting with respect to the election of directors;

•	authorize the issuance of uncertificated shares;

•	authorize the adoption of a Rights Plan by the Board of Directors; and

•	make such other changes to the Bylaws as are necessary and/or incidental to the foregoing and to the Charter Amendments.

The following summary of the Bylaw Amendments is qualified in its entirety by reference to the full text of the New Bylaws, which you are encouraged to read in its entirety.

Advance Notice Requirements for Director Nominations and for New Business

Stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows in order to have the matter voted on at the meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of delaying a stockholder proposal to a subsequent meeting to the extent such proposal is not raised in a timely manner for an upcoming meeting.

There is no specific statutory requirement under Delaware law with regard to advance notice of director nominations and stockholder proposals. Absent a bylaw restriction, director nominations and stockholder proposals are subject to federal securities laws, which generally provide that any stockholder proposals that the proponent wishes to include in the Company’s proxy materials must be received not less than 120 days in advance of the anniversary of the date on which the information statement was released in connection with the previous year's annual meeting.

While the Bylaws contain requirements regarding notice requirements for director nominations, the Bylaws are silent regarding notice requirements for stockholder proposals. Pursuant to the Board Approval, the Board has approved an amendment to the Bylaws that provide for director nominations or stockholder proposals to be properly brought before an annual meeting, the stockholder must have delivered timely notice to the Secretary of the Company. The provisions of the New Bylaws provide for the following: To be timely, a stockholder proposal to be presented at an annual meeting shall be delivered to the Company’s principal executive offices not less than 90 days, nor more than 120 days, prior to the anniversary of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting is not within 25 days before or after such anniversary date, timely notice by the stockholder must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company.

The New Bylaws also contain certain revised provisions respecting stockholder nominations of directors at annual meetings of stockholders. The New Bylaws provide that, at any annual meeting at a stockholder may nominate a person or persons for election as director by timely notice delivered to the Secretary of the Company. To be timely, the notice shall be delivered to the Company’s principal executive offices not less than 90 days, nor more than 120 days, prior to the anniversary of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting is not within 25 days before or after such anniversary date, timely notice by the stockholder must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first is made by the Company.

The Board has considered the potential adverse impact of this Bylaw Amendment and has concluded that such adverse effects are outweighed by the benefits this Bylaw Amendment would afford the Company and its stockholders.

Plurality Voting

Pursuant to the Board Approval, the Board has approved an amendment to the Bylaws to change the necessary amount of votes needed to elect a director to the Board. The current Bylaws provide for the election of directors at an annual meeting by majority vote of the shares present or represented by proxy at such meeting and entitled to vote thereon. The New Bylaws provide that directors shall be elected by a plurality of the votes of shares present or represented by proxy at such meeting and entitled to vote thereon, and that votes against directors or withheld shall have no legal effect.

The Company believes that it is important to reinforce the classified board provision of the New Charter in this way in order to protect against potentially abusive takeover tactics and efforts to acquire control of the Company at a price or on terms that are not in the best interests of all stockholders. Protecting the classified board structure in this way will help ensure that the incumbent board of directors will be given the time and opportunity to evaluate any proposals for acquisition of control of the Company and assess and develop alternatives in a manner consistent with their responsibility to the Company’s stockholders, without the pressure created by the threat of imminent loss of control. Since, under a plurality voting standard, the candidate who receives the greatest number of votes is elected, regardless of whether such candidate receives a majority of the votes cast, the Board may become less accountable to the stockholders. For example, under the plurality voting standard, a director who receives more “withhold” votes than “for” votes will not be required to tender his resignation and will be elected to the Board.

The Board has considered the potential adverse impact of this Bylaw Amendment and has concluded that such adverse effects are outweighed by the benefits this Bylaw Amendment would afford the Company and its stockholders.

Uncertificated Shares

Pursuant to the Board Approval, the Board has approved an amendment to the Bylaws to include a provision for the issuance of uncertificated shares under Section 158 of the DGCL. This amendment will allow the Company to issue its authorized common stock and preferred stock, as uncertificated shares. The Company currently has 250,000,000 shares of common stock authorized and 20,000,000 shares of preferred stock authorized. There will be no change to the Company’s common and preferred stock as a result of its ability to issue uncertificated shares. The New Bylaws also provide that each registered stockholder shall be entitled to a stock certificate upon written request to the transfer agent or registrar of the Company.

This amendment is required for eligibility for a direct registration program such as the Direct Registration System (“DRS”) operated by NASDAQ. A direct registration program allows an investor to have securities registered in the investor’s name without having a physical certificate issued to the investor. The Company believes that participation in a direct registration program will allow for a more accurate, quick, and cost-effective method of transferring securities between the Company (and its transfer agents) and broker/dealers; and a safer way of owning stock, by reducing the risks normally associated with possessing and processing physical certificates including turnaround delays, mail losses, and the risks associated with stolen, forged or counterfeit certificates. Further, the SEC has required that certain issuers of listed securities must be DRS eligible by January 1, 2008. Potential adverse effects of applying for DRS include the time and expense in becoming DRS eligible.

The Board has considered the potential adverse impact of this Bylaw Amendment and has concluded that such adverse effects are outweighed by the benefits this Bylaw Amendment would afford the Company and its stockholders.

Rights Plan

The current Bylaws are silent with respect to the Company’s ability to adopt share purchase rights plans (“Rights Plans”), sometimes referred to as “poison pills,” which typically take the form of an issuance of a dividend to shareholders of rights to acquire shares of the Company or an acquiring corporation at a discount to fair market value. Although not currently proposed or contemplated, the New Bylaws allow the Company the discretion to adopt such Rights Plans. In the event that the Board, in the exercise of its fiduciary duties and with the concurrence of a majority of its independent directors, were to determine that, under the circumstances existing at the time, it is in the best interest of the stockholders to adopt a Rights Plan without delay, the Company may adopt a Rights Plan without shareholder approval. The Company believes that it is important to protect the Company in this way in order to protect against potentially abusive takeover tactics and efforts to acquire control of the Company at a price or on terms that are not in the best interests of all stockholders. The ability of the Board to adopt a Rights Plan may adversely affect stockholders by preventing stockholders who might otherwise wish to participate in an unsolicited merger offer from being able to do so. In addition, a Rights Plan may adversely affect stockholders’ ability to realize higher gains on their stock holdings by deterring unsolicited merger offers.

The Board has considered the potential adverse impact of this Bylaw Amendment and has concluded that such adverse effects are outweighed by the benefits this Bylaw Amendment would afford the Company and its stockholders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Certain stockholders who share an address are being delivered only one copy of this Information Statement unless the Company or one of its mailing agents has received contrary instructions. Upon the written or oral request of a stockholder at a shared address to which a single copy of this Information Statement was delivered, the Company shall promptly deliver a separate copy of this Information Statement to such stockholder. Written requests should be made to Synutra International, Inc., Attention: Investor Relations, 2275 Research Blvd., Suite 500, Rockville, Maryland 20850 and oral requests may be made by calling the Company at (301) 840-3888. In addition, if such stockholder wishes to receive separate annual reports, proxy statements or information statements in the future, such stockholder should notify the Company either in writing addressed to the foregoing address or by calling the foregoing telephone number. Stockholders sharing an address who are receiving multiple copies of this Information Statement may request delivery of a single annual report, proxy statement or information statement in the future by directing such request in writing to the address above or calling the number above.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual report on Form 10-K for the fiscal year ended March 31, 2008, which has been filed with the Securities and Exchange Commission, may be accessed through the EDGAR archives at www.sec.gov.

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

A-1

APPENDIX B

SYNUTRA INTERNATIONAL, INC. 2008 STOCK INCENTIVE PLAN

B-1

APPENDIX C

AMENDED AND RESTATED BYLAWS

C-1